Exhibit 4.1

AMENDED AND RESTATED DEMAND NOTE

Maximum Principal Amount	Date of Note: April 9, 2020
U.S. $1,000,000.00

1. Promise to Pay. FOR VALUE RECEIVED, the undersigned, H-CYTE, INC., a Nevada corporation (“Maker”), hereby promises to pay to the order of FWHC BRIDGE, LLC, a Delaware limited liability company (together with its successors and assigns, “Holder”), at the principal office of Holder or such other place as Holder from time to time may designate in writing, the outstanding principal amount of this Amended and Restated Demand Promissory Note (this “Note”) as set forth on Schedule A hereto (the “Principal”), up to an aggregate principal amount of ONE MILLION and 00/100ths Dollars ($1,000,000.00) (the “Maximum Principal Amount”), subject to the provisions of this Note. This Note amended and restates in full that certain Demand Note dated March 27, 2020, by and between Maker and Holder (the “Prior Note”).

2. Disbursements Holder previously advanced $500,000 of the Maximum Principal Amount to Maker through an initial disbursement on March 27, 2020 (the “Initial Disbursement”). At any time following the date hereof, Holder may, in its sole discretion, elect to loan Maker up to the final $500,000.00 of the Maximum Principal Amount in one or more subsequent disbursements (each a “Subsequent Disbursement”) by delivering to Maker prior to such Subsequent Disbursement a written disbursement notice, which may be in the form of electronic transmission. Other than its prior funding of the Initial Disbursement, Holder shall in no event be obligated to loan any other amounts to Maker under this Note. In the event Holder advances amounts pursuant to a Subsequent Disbursement under this Note, Schedule A of this Note shall be automatically updated to reflect the amount of such additional loan and the date Holder delivered to Maker such Subsequent Disbursement.

3. Interest; Payment.

(a) Subject to Section 3(c) below, the outstanding Principal shall bear simple interest at the rate of twelve percent (12%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 or 366 days, as the case may be. Payments pursuant to this Note will be applied first to accrued interest and then to principal.

(b) Principal and accrued interest on this Note shall be payable at such times and in such amounts as demanded by Holder, within five (5) days of any such demand by Holder. Simultaneously with any payment to Holder of less than the entire then-outstanding Principal, Maker shall issue to Holder a new note in substantially the same form as this Note in the amount of the remaining outstanding Principal, in exchange for return of this Note.

(c) If any amounts payable under this Note are not paid within ten (10) days after they are due, interest shall accrue on the Principal in an amount equal to eighteen percent (18%) per annum (the “Default Rate”).

(d) Maker may pay this Note in whole or in part without penalty or premium at any time prior to a demand for such payment by Holder. Any amounts prepaid under this Note may not be re-borrowed under this Note. Holder shall endorse Schedule A of this Note to reflect the amount of any such prepayment of amounts outstanding under this Note, which endorsements shall be conclusive absent manifest error; provided, however, that any failure of Holder to so record or any error in doing so shall not limit or otherwise affect the obligation of Maker hereunder to pay any amount owing by it under this Note.

4. Use of Proceeds. Maker shall use the proceeds derived from advances of Principal through this Note solely for the purpose (a) funding its payroll obligations in accordance with its ordinary course payroll procedures and (b) payment of accrued payables, as incurred by Maker in the ordinary course consistent with past practice.

5. Term. This Note shall remain in force and effect until all amounts owed under this Note have been paid.

6. No Waiver. Holder shall not, by any act or omission or commission, be deemed to waive any of its rights, remedies or powers hereunder or otherwise unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in such writing. A waiver of one event shall not be construed as continuing or as a bar to or waiver of such right, remedy or power upon a subsequent event.

7. Events of Default and Remedies.

(a) The occurrence of any of the following events will be deemed to be an “Event of Default”: (i) the nonpayment of any principal, interest or other amounts owing under this Note when due; (ii) the failure of Maker to observe or perform any covenant or other agreement, under or contained in this Note; (iii) the filing by or against Maker of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against Maker, such proceeding is not dismissed or stayed within thirty (30) days of the commencement thereof); (iv) any assignment by Maker for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against any property of Maker; (v) a default with respect to any other indebtedness of Maker for borrowed money (taking into account any applicable grace and cure periods), if the effect of such default is to cause or permit the acceleration of such debt; (vi) the entry of a final judgment against Maker and the failure of Maker to discharge the judgment within thirty (30) days of the entry thereof; or (vii) Maker ceases doing business as a going concern.

(b) Upon the occurrence of an Event of Default: (i) if an Event of Default specified in clause (a)(iii) or (a)(iv) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; (ii) if any other Event of Default shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at Holder’s option and without demand or notice of any kind, may be accelerated and become immediately due and payable; (iii) at Holder’s option, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and (iv) Holder may exercise from time to time any rights and remedies under applicable law (including initiating legal action for collection of this Note).

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8. Indemnity. Maker agrees to indemnify Holder and each of its managers, officers and members (the “Indemnified Parties”), and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including reasonable attorney’s costs and fees with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of Maker), in connection with or arising out of or relating to the matters referred to in this Note or the use of funds advanced hereunder, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by Maker, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity obligation shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party’s gross negligence or willful misconduct. The indemnity obligation contained in this Section 8 shall survive the termination of this Note, payment of the principal hereunder and the assignment of any rights hereunder.

9. Representations and Warranties. Maker hereby represents and warrants to Holder as follows:

(a) Maker is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority to carry on its business as now conducted, and is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required.

(b) The execution, delivery and performance by Maker of this Note have been duly authorized by all necessary action. This Note has been duly executed and delivered and constitutes a valid and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as may be limited by applicable bankruptcy or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

10. Affirmative Covenants. From the date hereof and until payment and performance in full of the Note, Maker hereby covenants and agrees with Holder that:

(a) Upon request, Maker shall deliver to Holder any financial statements, reports, certifications or other information that Holder may reasonably request from time to time. Holder shall have the right to inspect and audit the books and records of Maker upon reasonable advance notice.

(b) Maker shall comply in all material respects with all applicable laws comply in all material respects with all laws, rules, regulations and requirements applicable to its business and properties.

(c) Maker shall prepare all tax returns required by law to be filed, and such returns shall be accurate in all material respects. Maker shall promptly pay and discharge all material taxes, assessments and governmental charges or levies imposed by applicable law upon it or upon its assets.

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(d) Maker shall maintain insurance against all such liabilities, hazards and risks, and in at least such amounts as are usually carried by companies engaged in the same or a similar business, in any case in an amount that is reasonably satisfactory to Holder. All such insurance shall be effected under valid and enforceable policies issued by insurers reasonably acceptable to Holder. Upon request, Holder shall be provided evidence of the payment of the premium for all such insurance.

(e) Maker shall provide prompt written notice to Holder of the occurrence of any of the following (together with a description of the action which Maker proposes to take with respect thereto): (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default; (ii) any litigation filed by or against Maker; or (iii) any event which might result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of Maker.

11. Negative Covenants. From the date hereof and until payment and performance in full of the Note, Maker hereby covenants and agrees with Holder that:

(a) Maker shall not liquidate or dissolve, merge or consolidate with or into any other entity; sell, lease, transfer or otherwise dispose of all or a substantial part of its property, assets, operations or business, whether now owned or hereafter acquired; or permit a change in the ownership of its equity interests.

(b) Maker shall not create any subsidiaries or hold any securities interests in any corporation, partnership, limited liability company, proprietorship or other business organization.

(c) Maker shall not create, incur, assume or permit to exist any indebtedness except for (i) the Note, (ii) trade payables incurred in the ordinary course of business, (iii) indebtedness existing as of the date of this Note and (iv) indebtedness consented to by Holder, and any refinancing of such indebtedness in amounts not in excess of the amounts outstanding when refinanced and on term and conditions reasonably acceptable to Holder.

(d) Maker shall not directly or indirectly enter into, or permit to exist, any material transaction with any affiliate of Maker, except for transactions that are in the ordinary course of the business of Maker and are on fair and reasonable terms that are no less favorable to Maker than would be obtained in an arm’s-length transaction with a non-affiliate.

(e) Maker shall not declare or pay any dividends or distributions to its equity holders either in cash or in any other property, nor redeem, retire, repurchase or otherwise acquire any equity interests in Maker, other than dividends or distributions in an amount needed for the payment of taxes on Maker’s taxable income attributable to such equity holder.

12. Costs and Attorneys’ Fees. Maker shall pay any costs incurred by Holder in enforcing this Note, including, without limitation, all reasonable attorneys’ fees.

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13. Limitation on Interest Charges. Holder and Maker intend to comply strictly with applicable law regulating the maximum allowable rate or amount of interest that Holder may charge and collect pursuant to this Note. Accordingly, and notwithstanding anything in this Note to the contrary, the maximum, aggregate amount of interest and other charges constituting interest under applicable law that are payable, chargeable, or receivable under this Note shall not exceed the maximum amount of interest now allowed by applicable law or any greater amount of interest allowed because of a future amendment to existing law. Maker is not liable for any interest in excess of the maximum lawful amount, and any excess interest charged or collected by Holder will constitute an inadvertent mistake and, if charged but not paid, will be canceled automatically, or, if paid, will be either refunded to Maker or credited against the outstanding principal balance of this Note, at the election of Maker.

14. Miscellaneous.

(a) Maker hereby waives presentment for payment, demand, protest, notice of protest, and notice of dishonor, and expressly agrees to remain and continue bound for the payment of the principal and interest due hereunder notwithstanding any extension of the time for the payment of said principal or interest, or any change in the amount agreed to be paid under or by virtue of the obligation to pay provided for in this Note, or any change or changes by way of release or surrender or substitution of any real property or other collateral held as security for this Note, and waives all and every kind of notice of such extension or extensions change or changes, and agree that the same may be made without the joinder of Maker or any other maker, principal, surety, guarantor or endorser, if any.

(b) This Note shall be governed by Florida law, without regard to its conflict of laws provisions.

(c) Maker shall be liable for Florida documentary stamp taxes and any penalties and interest associated with that tax payable with respect to this Note, and any subsequent renewals, modifications or amendments of this Note.

(d) If any provision of this Note is held to be invalid, illegal or unenforceable by any court, that provision shall be deleted from this Note and the balance of this Note shall be interpreted as if the deleted provision never existed.

15. Amended and Restated Note. This Note amends and restates in its entirety the Prior Note and is being executed by Maker and delivered to Holder as an amendment of and substitution for the Prior Note and not in payment, satisfaction or cancellation of the outstanding indebtedness evidenced by the Prior Note. The terms and conditions of the Prior Note have been superseded in their entirety by the terms of this Note.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

H-CYTE, INC.,
a Nevada corporation

By:
Name:	William E. Horne
Title:	Chief Executive Officer

Signature Page to Amended and Restated Demand Note Payable to FWHC Bridge, LLC

Schedule A

Principal Amount Of The Promissory Note

The following subtractions and additions of portions of the principal amount of this Note have been made pursuant to borrowings and payments under the Note:

Addition or Subtraction	Date Made	Principal Amount Added or Subtracted	Principal Amount Following Such Addition or Subtraction
Initial Disbursement	March 27, 2020	+$500,000	$500,000

Subsequent Disbursement	[●]	[●]	[●]